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                                 SCHEDULE 12(A)

                   TELEX COMMUNICATIONS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                        NEW BASIS OF ACCOUNTING                PREDECESSOR BASIS OF ACCOUNTING
                                         -------------------       -------------------------------------------------------
                                         FISCAL    PERIOD FROM     PERIOD FROM
                                          YEAR     FEBRUARY 11,    MARCH 1, 1996
                                          ENDED      THROUGH         THROUGH                   FISCAL YEAR ENDED
                                         MARCH 31,   MARCH 31,      FEBRUARY 10,           THE LAST DAY OF FEBRUARY
                                           1998       1997             1997           1996            1995          1994
                                        ---------   ---------       ----------       -------        -------        -------
Income (loss) before income taxes .....   $(30.2)      $(2.8)           $14.5          $17.7          $19.5          $19.6
Interest expense ......................     37.9         5.0               --             --             --             --
Interest portion of rent expense ......      0.9         0.3              0.6            0.6            0.5            0.5
                                         -------     -------          -------        -------        -------        -------

Adjusted income before income taxes....     $8.6        $2.5            $15.1          $18.3          $20.0          $20.1
                                         =======     =======          =======        =======        =======        =======

Fixed charges:
   Interest expense ...................    $37.9        $5.0             $ --           $ --           $ --           $ --
   Interest portion of rent expense....      0.9         0.3              0.6            0.6            0.5            0.5
                                         -------     -------          -------        -------        -------        -------

Total fixed charges ...................    $38.8        $5.3             $0.6           $0.6           $0.5           $0.5
                                         =======     =======          =======        =======        =======        =======
Ratio of earnings to fixed charges(1)..      0.2         0.5

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(1)   The ratio of earnings to fixed charges is not meaningful for any periods prior to February 11, 1997 due to the absence of interest expense in the Company's consolidated financial statements.